SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 12/31/2002
FILE NUMBER 811-1540
SERIES NO.: 2


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                 20,942
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                 19,776
              Class C Shares                  3,003


74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $ 11.97
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                $ 10.86
              Class C Shares                $ 10.84